Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(800) 365-2759

BRIGGS & STRATTON CORPORATION REPORTS
FISCAL 2020 FIRST QUARTER RESULTS

MILWAUKEE, November 1, 2019/PRNewswire/ -- Briggs & Stratton Corporation (NYSE: BGG), a recognized global leader in providing power to get work done, today announced financial results for its first quarter of fiscal 2020, which ended September 29, 2019.

•
Fiscal 2020 first quarter net sales were $314 million, up $35 million or 12% from $279 million for the prior year. Both engines and products segments drove the sales growth, including higher revenue in service parts, as expected, on improved throughput. Sales of engines and turf products serving commercial applications increased by double digits, partially offset by lower job site sales due to timing of certain shipments. Storm-related generator shipments declined from a year-ago due to the relatively low amount of power outages caused by Hurricane Dorian.

•
As expected, quarterly GAAP gross profit margin of 13.8% and adjusted gross profit margin of 15.6% declined from GAAP gross profit margin of 15.7% and adjusted gross profit margin of 16.9% from the first quarter of fiscal 2019, principally from unfavorable sales mix within the products segment, tariff costs and residual inefficiencies from last year’s implementation of the business optimization program. This was partially offset by strong margin improvement in the engines segment.

•
First quarter GAAP net loss of $33.6 million, or $0.81 per share, included $6.4 million in pre-tax charges for business optimization and engine manufacturing consolidation. Excluding these items, the adjusted net loss for the fiscal 2020 first quarter was $27.6 million, or $0.67 per share, compared to adjusted net loss of $21.0 million, or $0.51 per share, for the fiscal first quarter of the prior year.

•	The Company refinanced its revolving credit facility with a new credit facility which provides up to $625 million in borrowing capacity, subject to a borrowing base.

“Our first quarter results were solid relative to our plan and we made meaningful progress on our key focus areas to drive better overall business performance,” stated Todd J. Teske, Chairman, President and Chief Executive Officer. “We are particularly pleased with the improved fulfillment levels in our service parts business, which is returning to industry-leading parts delivery and performance. We also saw further operational improvements in Vanguard commercial engines with quarterly production exceeding planned rates. There remains more work to be done, but our performance during the quarter has us encouraged that we are making the right progress to meet customer expectations and drive the planned efficiency improvements.” Teske continued, “Managing working capital is an important focus. Despite having seasonally elevated inventory levels, we are tracking to plan to deliver a meaningful reduction in inventory by the end of the fiscal year. This, combined with the refinancing of our revolving credit facility, is an important first step in strengthening the balance sheet.”

Fiscal 2020 Outlook:

The Company is maintaining its previous financial guidance for fiscal 2020. Net sales are expected to be within a range of $1.91 billion to $1.97 billion, which contemplates midpoint growth of approximately 5.5% over fiscal 2019’s performance. Adjusted net income is expected within a range of $9 million to $17 million, or $0.20 to $0.40 per diluted share, prior to the impact of costs related to the Company’s business optimization program and the engine manufacturing consolidation project. Storm-related generator sales in the first quarter drove modest upside to our planned results, which helps support the achievement of the outlook for the year. The outlook does not contemplate potential incremental demand related to power outages in California.

Conference Call Information:

The Company will host a conference call today, November 1, 2019, at 10:00 AM (ET) to review the first quarter financial results. A live webcast of the conference call will be available on the Company’s corporate website: http://investors.basco.com.

Also available is a dial-in number to access the call real-time. To join, dial (877) 233-9136 and enter Conference ID 7182588. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (855) 859-2056 and enter the Conference ID to access the replay.

Non-GAAP Financial Measures:

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted engineering, selling, general, and administrative expenses”, “adjusted segment income (loss)”, “adjusted net income (loss)”, and “adjusted diluted earnings (loss) per share.” Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for its products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom the Company competes; changes in laws and regulations, including U.S. tax reform, changes in tax rates, laws and regulations as well as related guidance; imposition of new, or changes in existing, duties, tariffs and trade agreements; changes in customer and OEM demand; changes in prices of raw materials and parts that the Company purchases; changes in domestic and foreign economic conditions (including effects from the U.K.’s decision to exit the European Union); the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from the business optimization program and restructuring actions; and other factors disclosed from time to time in the Company’s SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. The Company undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people's lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment, and is a leading designer, manufacturer and marketer of power generation, pressure washer, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard®, Allmand®, Billy Goat®, Murray®, Branco®, and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended September
(In Thousands, except per share data)

	Three Months Ended September
	FY2020	FY2019
NET SALES	$313,719	$278,997
COST OF GOODS SOLD	270,472	235,243
Gross Profit	43,247	43,754

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	78,737	100,858
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES	1,263	2,973
Loss from Operations	(34,227)	(54,131)

INTEREST EXPENSE	(6,905)	(5,161)
OTHER INCOME (EXPENSE)	(743)	343
Loss before Income Taxes	(41,875)	(58,949)

CREDIT FOR INCOME TAXES	(8,238)	(17,963)
Net Loss	$(33,637)	$(40,986)

EARNINGS (LOSS) PER SHARE
Basic	$(0.81)	$(0.98)
Diluted	$(0.81)	$(0.98)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	41,603	41,858
Diluted	41,603	41,858

Supplemental International Sales Information
(In Thousands)

	Three Months Ended September
	FY2020	FY2019
International sales based on product shipment destination	$102,616	$88,526

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of September
(In Thousands)

CURRENT ASSETS:	FY2020	FY2019
Cash and Cash Equivalents	$48,740	$29,012
Accounts Receivable, Net	198,021	185,188
Inventories	612,401	544,848
Prepaid Expenses and Other Current Assets	38,887	34,811
Total Current Assets	898,049	793,859

OTHER ASSETS:
Goodwill	169,131	169,162
Investments	47,333	44,324
Other Intangible Assets, Net	95,396	99,263
Deferred Income Tax Asset	52,159	31,463
Other Long-Term Assets, Net	21,743	22,166
Right of Use Asset	91,285	—
Total Other Assets	477,047	366,378

PLANT AND EQUIPMENT:
At Cost	1,228,401	1,183,485
Less - Accumulated Depreciation	826,239	766,515
Plant and Equipment, Net	402,162	416,970
	$1,777,258	$1,577,207

CURRENT LIABILITIES:
Accounts Payable	$247,338	$240,489
Short-Term Debt	—	201,406
Accrued Liabilities	134,982	128,265
Short-Term Lease Obligation	11,968	—
Total Current Liabilities	394,288	570,160

OTHER LIABILITIES:
Accrued Pension Cost	217,154	186,455
Accrued Employee Benefits	21,329	20,138
Accrued Postretirement Health Care Obligation	24,691	28,705
Other Long-Term Liabilities	66,791	51,523
Long-Term Lease Obligation	79,317	—
Long-Term Debt	565,863	200,888
Total Other Liabilities	975,145	487,709

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	69,873	75,437
Retained Earnings	958,222	1,024,875
Accumulated Other Comprehensive Loss	(297,363)	(253,934)
Treasury Stock, at Cost	(323,486)	(327,619)
Total Shareholders' Investment	407,825	519,338
	$1,777,258	$1,577,207

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2020	FY2019
Net Loss	$(33,637)	$(40,986)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	19,657	16,003
Stock Compensation Expense	2,319	2,632
Loss on Disposition of Plant and Equipment	1,421	—
Provision for Deferred Income Taxes	(9,148)	(20,482)
Equity in Earnings of Unconsolidated Affiliates	(1,745)	(3,910)
Dividends Received from Unconsolidated Affiliates	3,453	3,101
Changes in Operating Assets and Liabilities:
Accounts Receivable	36	(1,465)
Inventories	(112,759)	(127,597)
Other Current Assets	(6,974)	8,014
Accounts Payable, Accrued Liabilities and Income Taxes	(25,052)	27,374
Other, Net	735	629
Net Cash Used in Operating Activities	(161,694)	(136,687)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(18,825)	(21,246)
Cash Paid for Acquisitions, Net of Cash Acquired	—	(8,865)
Net Cash Used in Investing Activities	(18,825)	(30,111)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Credit Facilities	210,250	153,371
Debt Issuance Costs	(4,350)	—
Treasury Stock Purchases	—	(5,082)
Stock Option Exercise Proceeds and Tax Benefits	—	1,823
Payments Related to Shares Withheld for Taxes for Stock Compensation	(55)	(232)
Cash Dividends Paid	(5,888)	—
Net Cash Provided by Financing Activities	199,957	149,880

EFFECT OF EXCHANGE RATE CHANGES	(300)	(940)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	19,138	(17,858)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, Beginning (1)	30,342	49,218
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, Ending (2)	$49,480	$31,360

(1) 1 Included within Beginning Cash, Cash Equivalents, and Restricted Cash is approximately $0.8 million and $4.3 of restricted cash as of June 30, 2019 and July 1, 2018, respectively.
(2) Included within Ending Cash, Cash Equivalents, and Restricted Cash is approximately $0.7 million and $2.3 million of restricted cash as of September 29, 2019 and September 30, 2018, respectively.

SUPPLEMENTAL SEGMENT INFORMATION

Engines Segment:

	Three Months Ended September
(In Thousands)	FY2020	FY2019
Net Sales	$133,354	$119,090

Gross Profit as Reported	$19,143	$16,042
Engine Manufacturing Consolidation Project	4,827	—
Business Optimization	161	423
Adjusted Gross Profit	$24,131	$16,465

Gross Profit % as Reported	14.4%	13.5%
Adjusted Gross Profit %	18.1%	13.8%

Segment Loss as Reported	$(27,903)	$(44,408)
Engine Manufacturing Consolidation Project	5,309	—
Business Optimization	409	14,488
Adjusted Segment Loss	$(22,185)	$(29,920)

Segment Loss % as Reported	(20.9)%	(37.3)%
Adjusted Segment Loss %	(16.6)%	(25.1)%

First Quarter Highlights

•
Engine sales unit volumes increased by 12%, or approximately 90,000 engines. Last year’s first quarter sales were low for engines and service parts sales due to shipments made in advance of the ERP go-live. This caused Australia and North America residential engines sales to increase compared to the first quarter of the prior year, but Europe sales declined due to elevated channel inventories. Service parts sales further benefitted this year by improved throughput of our distribution centers. The engines segment also achieved 10% growth in Vanguard commercial engines. Modestly unfavorable foreign currency impacts offset increased pricing to help offset tariff costs.

•
GAAP gross profit percentage compared to last year increased 90 basis points and adjusted gross profit margins advanced 430 basis points on favorable sales mix (410bps) driven largely by a higher proportion of service parts revenue and growth in commercial engines as well as business optimization program savings (90bps). This improvement was partially offset by unfavorable foreign currency impacts (70bps).

•	GAAP engineering, selling, general and administrative expenses (ESG&A) declined by $14.9 million. Adjusted ESG&A decreased $2.0 million from last year primarily related to pacing of expenses.

Products Segment:

	Three Months Ended September
(In Thousands)	FY2020	FY2019
Net Sales	$195,641	$173,042

Gross Profit as Reported	$24,818	$27,556
Business Optimization	649	2,880
Adjusted Gross Profit	$25,467	$30,436

Gross Profit % as Reported	12.7%	15.9%
Adjusted Gross Profit %	13.0%	17.6%

Segment Income (Loss) as Reported	$(5,610)	$(9,880)
Business Optimization	707	11,641
Adjusted Segment Income (Loss)	$(4,903)	$1,761

Segment Income (Loss) % as Reported	(2.9)%	(5.7)%
Adjusted Segment Income (Loss) %	(2.5)%	1.0%

First Quarter Highlights

•
Net sales increased by over $22 million, primarily on higher shipments of non-storm related generators, Ferris commercial mowers, Victa mowers in Australia and higher service parts. This growth was partially offset by lower sales of job site products and storm-related generator sales. Price increases to help offset tariffs and other product inflation costs were partly mitigated by unfavorable foreign currency impacts.

•
Gross profit percentage decreased by 320 basis points from a year ago. The adjusted gross profit percentage decreased 460 basis points, primarily due to residual inefficiencies (140bps) from the business optimization program go-live, unfavorable sales mix (160bps) primarily related to efforts to reduce inventories and higher product costs net of pricing (160bps), predominantly driven by tariffs. Additional price increases and product cost reductions are expected to be implemented to help mitigate the impact of tariffs on a full year basis.

•	GAAP ESG&A declined $7.3 million from a year ago. Adjusted ESG&A increased by $1.4 million, as anticipated, largely due to higher marketing activity and compensation costs.

Non-GAAP Financial Measures
Briggs & Stratton Corporation prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze the Company’s business trends and to understand the Company’s performance. In addition, management may utilize non-GAAP financial measures as a guide in the Company’s forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended September
(In Thousands, except per share data)

	Three Months Ended September
	FY2020 Reported	Adjustments (1)	FY2020 Adjusted	FY2019 Reported	Adjustments	FY2019 Adjusted
Gross Profit
Engines	$19,143	$4,988	$24,131	$16,042	$423	$16,465
Products	24,818	649	25,467	27,556	2,880	30,436
Inter-Segment Eliminations	(714)	—	(714)	156	—	156
Total	$43,247	$5,637	$48,884	$43,754	$3,303	$47,057
Engineering, Selling, General and Administrative Expenses
Engines	$47,326	$248	$47,078	$62,189	$13,128	$49,061
Products	31,411	58	31,353	38,670	8,761	29,909
Total	$78,737	$306	$78,431	$100,859	$21,889	$78,970

Equity in Earnings of Unconsolidated Affiliates
Engines	$280	$482	$762	$1,739	$937	$2,676
Products	983	—	983	1,234	—	1,234
Total	$1,263	$482	$1,745	$2,973	$937	$3,910

Segment Income (Loss)
Engines	$(27,903)	$5,718	$(22,185)	$(44,408)	$14,488	$(29,920)
Products	(5,610)	707	(4,903)	(9,880)	11,641	1,761
Inter-Segment Eliminations	(714)	—	(714)	156	—	156
Total	$(34,227)	$6,424	$(27,802)	$(54,132)	$26,129	$(28,003)

Income (Loss) before Income Taxes	(41,875)	6,425	(35,450)	(58,949)	26,129	(32,820)
Provision (Benefit) for Income Taxes	(8,238)	421	(7,817)	(17,963)	6,154	(11,809)
Net Income (Loss)	$(33,637)	$6,004	$(27,633)	$(40,986)	$19,975	$(21,011)

Earnings (Loss) Per Share
Basic	$(0.81)	$0.14	$(0.67)	$(0.98)	$0.47	$(0.51)
Diluted	(0.81)	0.14	(0.67)	(0.98)	0.47	(0.51)

(1) For the first quarter of fiscal 2020, engine manufacturing consolidation charges include $2.0 million ($1.9 million after tax) of cash charges and $2.8 million ($2.7 million after tax) of non-cash charges related to the closure of the engine plant in Murray, Kentucky. Business optimization expenses include $1.1 million ($0.9 million after tax) of cash charges and $0.5 million ($0.4 million after tax) of non-cash charges related to the warehouse optimization program and the plan to onshore Commercial engine production.